                                                                      EXHIBIT 12


                    GE GLOBAL INSURANCE HOLDING CORPORATION
                                AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges

                         Six months ended June 28, 1997

                                   (Unaudited)



(In millions)

Earnings:
   Earnings before income taxes                                   $451
   Fixed charges:
     Minority interest in net earnings of
       consolidated subsidiaries (1)                                42
     Interest expense                                               23
                                                                  ----
                                                                  $516
                                                                  ====

Fixed charges:
   Minority interest in net earnings of
     consolidated subsidiaries (2)                                $ 60
   Interest expense                                                 23
                                                                  ----
                                                                  $ 83
                                                                  ====

Ratio of earnings to fixed charges                                6.22
                                                                  ====


(1) Minority interest in net earnings of consolidated subsidiaries includes dividends on subsidiary's preferred stock.

(2) The fixed charges amount for minority interest in net earnings of consolidated subsidiaries represents the pretax earnings amount which would be required to cover such fixed charges as calculated below:


                Subsidiary's Preferred Stock Dividend Requirement
                -------------------------------------------------
                             100% - Income Tax Rate

     The income tax rate is based on the relationship of the provision for income taxes to earnings before income taxes for the respective period.


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